Exhibit 5.18

CONSENT OF R. MOREL

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation.

AGNICO EAGLE MINES LIMITED

/s/ Richard Morel
By:	Richard Morel, Eng.
Geologist
Formerly Project Leader for IAMGOLD Corporation

Dated: April 5, 2016